Exhibit 10.4

FORM OF STOCK OPTION AGREEMENT (DIRECTOR)

THIS AGREEMENT is entered into effective as of the             day of             , 20     (the “Date of Grant”)

BETWEEN:

GOLDEN STAR RESOURCES LTD., having its head office at 10901 W. Toller Drive, Suite 300, Littleton, CO 80127

(hereinafter called the “Company”)

OF THE FIRST PART

AND:

«First_Name» «Last_Name» residing at «Address»

(hereinafter called the “Optionee”)

OF THE SECOND PART

WHEREAS:

A.	Pursuant to the 1997 Stock Option Plan of the Company (the “Plan”), each person who becomes a non-employee director of the Company is automatically granted, as of the date such person becomes a non-employee director or as per the date of the agreement, whichever is later, an option to purchase «Options» common shares without par value in the capital of the Company (the “Common Shares”), provided that, within one year prior to the date he became a non-employee director, he had not been granted any other incentive stock option by the Company;

B.	The Optionee became a non-employee director of the Company on «Date».

NOW THEREFORE in consideration of the premises and of the covenants and conditions hereinafter set forth, the parties hereto agree as follows:

1.	Grant

The Company hereby confirms the grant to the Optionee of an option (the “Option”) to purchase, upon the terms and conditions set forth herein and in the Plan, Common Shares of the Company (the “Optioned Shares”).

2.	Exercise Price

The exercise price for Optioned Shares shall be Cdn$X.XX per share.

3.	Exercise

The Option shall vest immediately.

Except as provided in paragraph 5 hereof, the Option may only be exercised while the Optionee is at the time of such exercise a director of the Company and shall have continuously so served since the grant of the Option.

The Optionee may exercise the Option by giving written notice to the Company and delivering to the Company a certified cheque in an amount equal to the number of Optioned Shares in respect of which the Option is being exercised multiplied by the exercise price specified in paragraph 2 hereof.

4.	Option Not Transferable

The Option is not transferable or assignable except by will or by the laws of descent and distribution.

5.	Termination of Option

The Option shall terminate, to the extent not previously exercised, upon the first to occur of the following dates:

(a)	ten years from the Date of Grant, the expiration date of the Option;

(b)	one year after the Optionee ceases to be a Director of the Company for any reason (other than death);

(c)	one year after the Optionee’s death; in such event, the Option may be exercised within such year by the person to whom the Optionee’s rights under the Option shall pass by the Optionee’s will or by the laws of descent and distribution to the extent that the Optionee was entitled to exercise the Option at his death.

6.	Adjustments in Shares

In the event of a subdivision or a consolidation of the Common Shares, a reorganization of the Company or any other event affecting the Common Shares, the number of Optioned Shares and the exercise price shall be proportionately adjusted as set forth in Section 13 of the Plan.

7.	Non-Qualified Option

The Optionee acknowledges that the Option is not intended to qualify under Section 422 of the United States Internal Revenue Code of 1986, as amended.

8.	Subject to the Plan

The terms of this Option are subject to the provisions of the Plan, as the same may from time to time be amended, and any inconsistencies between this Agreement and the Plan, as the same may be from time to time amended, shall be governed by the provisions of the Plan, a copy of which has been received by the Optionee, and which is available for inspection at the principal offices of the Company.

9.	Professional Advice

The acceptance and exercise of the Option and the sale of Common Shares issued to exercise the Option may have consequences under federal, provincial and state tax and securities laws which may vary depending on the individual circumstances of the Optionee. Accordingly, the Optionee acknowledges that he has been advised to consult his personal legal and tax advisor in connection with this Agreement and his dealings with respect to the Option or the Company’s Common Shares.

10.	Regulatory Approvals

The Option shall be subject to any necessary approval of and acceptance by any stock exchange on which the Common Shares are listed and any other regulatory authority having jurisdiction over the securities of the Company.

11.	Shareholder Approvals

If shareholder approval of the Option or any amendment of this Agreement shall be required by the prevailing policies of the regulatory bodies having jurisdiction over the securities of the Company, then the Option or any amendment made to this Agreement, as the case may be, shall be subject to the approval of the shareholders of the Company.

12.	Notices

Any notice to be given hereunder shall be deemed to have been well and sufficiently given if mailed by prepaid registered mail, telexed, telecopied, telegraphed or delivered to the parties at the addresses specified above or at such other address as each party may from time to time direct in writing. Any such notice shall be deemed to have been received if mailed, telexed, telecopied, or telegraphed, forty-eight hours after the time of mailing, telexing, telecopying or telegraphing and if delivered, upon delivery. If normal mail service is interrupted by a labor dispute, slowdown, strike, force majeure, or other cause, a notice sent by mail shall not be deemed to be received until actually received, and the party giving such notice shall use such other service as may be available to ensure prompt delivery or shall deliver such notice.

13.	Governing Law

This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado and the Federal laws of the United States applicable therein.

14.	Entire Agreement

This Agreement and the Plan supersede all prior and contemporaneous oral and written statements and representations and contains the entire agreement between the parties with respect to the Option.

IN WITNESS WHEREOF the parties have executed these presents as of the day and the year first above written.

GOLDEN STAR RESOURCES LTD.

By:

«First_Name» «Last_Name»

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